EXHIBIT 99.1

Atwood Oceanics Orders Fourth Ultra-Deepwater Drillship

HOUSTON, June 24, 2013

Atwood Oceanics, Inc.  (NYSE:ATW) (the “Company”) announced today that  one of its subsidiaries has entered into a turnkey construction contract with Daewoo Shipbuilding and Marine Engineering Co., Ltd. ("DSME") to construct a fourth ultra-deepwater drillship, to be named the Atwood Archer, at the DSME yard in South Korea.  The Atwood Archer is expected to be delivered by December 31, 2015 at a total cost, including two blowout preventers (“BOPs”), project management, drilling and handling tools and spares, of approximately $635 million.  Upon delivery, the Atwood Archer will become the seventeenth mobile offshore drilling unit owned by the Company.

The design of the Atwood Archer will be identical to the previously ordered Atwood Advantage, Atwood Achiever and Atwood Admiral  – all four drillships are DP-3 dynamically-positioned, dual derrick ultra-deepwater drillships rated to operate in water depths up to 12,000 feet and drill to a depth of up to 40,000 feet.

This order comprises the execution of the option that was set to expire on June 30, 2013.  In connection with the exercise, the Company has also secured an option to construct a fifth ultra-deepwater drillship at a similar cost to the Atwood Archer and with an expected delivery in September 2016, and which requires exercise  by March 31, 2014. At this time, the Company has made no determination as to whether the option will be exercised.

Atwood Oceanics, Inc. is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The Company currently owns thirteen mobile offshore drilling units and is constructing four ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."

Contact: Mark L. Mey
(281) 749-7902

Forward Looking Statements
Statements contained in this press release with respect to the future, including the expected delivery and the expected cost of the vessel, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.